U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                   FORM 10

                 GENERAL FORM FOR REGISTRATION OF SECURITIES

   PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934


                              2THEMART.COM, INC.
            (Exact Name of Registrant as Specified in Its Charter)



              OKLAHOMA                             33-0544320
  (State or Other Jurisdiction of              (I.R.S. Employer
   Incorporation or Organization)            Identification Number)


      18301 VON KARMAN AVENUE
              7TH FLOOR
          IRVINE, CALIFORNIA                          92612
(Address of Principal Executive Offices)            (Zip Code)


                           (949) 477-1200
         (Registrant's Telephone Number, Including Area Code)


      SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:



    TITLE OF EACH CLASS                    NAME OF EACH EXCHANGE ON WHICH
    TO BE SO REGISTERED                    EACH CLASS IS TO BE REGISTERED

          (N/A)                                       (N/A)


      SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                       Common Stock, par value $0.0001
                               (Title of Class)

                              TABLE OF CONTENTS

                                                                       Page

Item 1          Business              . . . . . . . . . . . . . . . . .  1

Item 2          Financial Information     . . . . . . . . . . . . . . .  6

Item 3          Properties                . . . . . . . . . . . . . . .  8

Item 4          Security Ownership of Certain Beneficial Owners and
                Management                . . . . . . . . . . . . . . .  9

Item 5          Directors and Executive Officers  . . . . . . . . . . .  10

Item 6          Executive Compensation    . . . . . . . . . . . . . . .  12

Item 7          Certain Relationships and Related Transactions . . . .   15

Item 8          Legal Proceedings        . . . . . . . . . . . . . . .   15

Item 9          Market Price of and Dividends on the
                Registrant's Common Equity and Related
                Stockholder Matters  . . . . . . . . . . . . . . . . .   15

Item 10         Recent Sales of Unregistered Securities  . . . . . . .   16

Item 11         Description of Registrant's
                Securities to be Registered  . . . . . . . . . . . . .   17

Item 12         Indemnification of Directors and Officers .  . . . . .   18

Item 13         Financial Statements and Supplementary Data  . . . . .   18

Item 14         Changes in and Disagreements With
                Accountants on Accounting
                and Financial Disclosure   . . . . . . . . . . . . . .   18

Item 15         Financial Statements and Exhibits .  . . . . . . . . .   19

ITEM 1 - BUSINESS

 This Registration Statement on Form 10 includes forward-looking statements within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act"). These statements are based on management's current beliefs and assumptions about the Registrant and the industry in which the Registrant competes in, and on information currently available to management. Forward-looking statements include, but are not limited to, the information concerning possible or assumed future results of operations of the Registrant set forth under the headings "Financial Information-Management's Discussion,""Plan of Operations," and "Business." Forward-looking statements also include statements in which words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "consider" or similar expressions are used.

 Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The Registrant's future results and shareholder values may differ materially from those expressed or implied in these forward-looking statements. Readers are cautioned not to put undue reliance on any forward-looking statements. In addition, the Registrant does not undertake to update forward-looking statements after the effectiveness of this Registration Statement, even if new information, future events or other circumstances have made them incorrect or misleading.

GENERAL DEVELOPMENT OF BUSINESS

History of the Company

 2TheMart.com, Inc. ("2TheMart" or the "Company") is a development stage Internet based electronic commerce ("e-commerce") company. The Company has contracted with International Business Machines, Inc. ("IBM") to develop and launch a business-to-consumer and person-to-person trading community on the Internet. The Company has completed the design phase of its Web site, and in conjunction with IBM, is currently coding and developing the site. The Company hopes to develop an e-commerce site in which buyers and sellers will be brought together to buy and sell a variety of goods such as antiques, coins, collectibles, computers, memorabilia, stamps, toys and more in an auction format. Once fully functional, the 2TheMart service will enable sellers to list items for sale, buyers to bid on those items and allow 2TheMart users to browse through all items in a fully automated, topically arranged online service that is expected to be available 24 hours a day, seven days a week. This site is currently scheduled to be available for use on the Internet during the fourth quarter of 1999.

 There can be no assurances that the Company's intended Web site will operate on a continual 24 hour/7 day basis. The Company's computer systems and operations are vulnerable to, among other things, damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures and similar events. These systems are also potentially subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Any damage to, or failure of the Company's systems could result in interruptions in the Company's service. In addition, if the Company experiences demand for its services beyond the capacity of its systems, the Company's Web site may become unstable and may cease to operate for periods of time. Many of the Company's competitors have experienced periodic unscheduled downtime. Continued unscheduled downtime could harm the Company's business and also could discourage users of the Company's Web site and reduce future revenues, if any.

 The Company was originally incorporated under the laws of the State of Oklahoma on December 2, 1992 as S.K.B. Design, Inc. Between 1992 to 1996, the Company was inactive. On October 1, 1996, the Company acquired certain technology and assets with the intention of developing a cd-rom based multimedia yearbook product. On December 22, 1997, the Company changed its name from S.K.B Design, Inc. to CD-Rom Yearbook Company, Inc. ("CD-Rom") to reflect its new business plan. Due to certain technical and market difficulties, the business of CD-Rom did not develop as expected. As a result, CD-Rom ceased its operations in the fall of 1998 and began a search for new business opportunities. Effective January 8, 1999, CD-Rom acquired all of the outstanding common stock of 2TheMart.com, Inc., a Nevada corporation ("2TheMart-Nevada"), in a business transaction described as a "reverse merger." For accounting purposes, the acquisition has been treated as the acquisition of CD-Rom by 2TheMart-Nevada. Immediately prior to the acquisition, CD-Rom had 2,291,850 shares of common stock outstanding. As part of the reorganization and stock purchase agreement, CD-Rom issued an additional 17,800,000 shares of the Common Stock of CD-Rom to the shareholders of 2TheMart-Nevada in exchange for 17,800,000 shares of the Common Stock of 2TheMart-Nevada. In addition, options to purchase 2.5 million shares of the Company's Common Stock at an exercise price of $3.00 were issued to the previously controlling shareholder of CD-Rom and 1.2 million of the previously issued CD-Rom shares were placed in escrow to be distributed to the 2TheMart-Nevada shareholders upon the occurrence of certain events.

 Simultaneously with the merger, CD-Rom changed its name to "2TheMart.com, Inc.," an Oklahoma corporation, and adopted the business plan of 2TheMart-Nevada. All officers and directors of CD-Rom resigned their positions, and the management of 2TheMart-Nevada was appointed as new management to the Company. The Company's common stock currently trades on the NASD OTC Bulletin Board under the symbol "TMRT."

Plan of Operations for the Twelve Months Ending June 30, 2000.

 The Company's business plan for the period January 8, 1999 (inception) to December 31, 1999 and the six months ended June 30, 2000, is to complete the development and launch of its e-commerce auction Web site. The Company has completed the design phase of its Web site, and in conjunction with IBM, is currently coding and implementing the site. This site is currently scheduled to be available for use on the Internet during the fourth quarter of 1999 and is designed to facilitate transactions between businesses and consumers and between consumers and consumers. The Company will charge a fee to its users for posting items on the site and a commission-based fee upon the sale of items on the site.

 In building the Company's Web site, the Company has contracted with several third-parties to furnish supporting equipment and services. The Company has contracted with IBM for the building of its Web application in an amount of approximately $2.4 million, of which approximately $464,000 has been paid as of June 30, 1999. The Company has also contracted with IBM for the acquisition of its Web site related and corporate related computer equipment and software in an amount of approximately $7.9 million, $2.0 million of which has been paid as of June 30, 1999. On April 29, 1999 the Company entered into an agreement with Exodus Communications, Inc. ("Exodus") to secure space for the housing of its main Web site server operations. Pursuant to its agreement with Exodus, the Company will be required to pay Exodus a minimum monthly fee of approximately $78,000, increasing depending on Internet bandwidth usage, once the Company has installed its computer hardware at Exodus's Sterling, Virginia data center. The Exodus agreement is cancellable during the first 30 days after the installation or upon 90 days notice thereafter. The Company also anticipates that it will incur additional expenses of approximately $250,000 in improving its Irvine, California headquarters and the completion of its back-up data center to be located at its Irvine headquarters.

 On June 16, 1999, the Company entered into an agreement with USWeb/CKS to develop and implement the marketing programs and strategies of the Company's Web site. Pursuant to this agreement, the Company is obligated to pay $86,000 per month to USWeb/CKS.

 On June 24, 1999, the Company entered into an agreement with The Summit Group to integrate the Company's accounting and billing software with the Company's Web site. The implementation is expected to cost the Company approximately $400,000.

On July 16, 1999, the Company entered into an agreement with Lawson Associates, Inc., dba Lawson Software for the use of its accounting and billing software. Under the agreement with Lawson, the Company has made a payment to Lawson in the amount of approximately $127,000 and has the option of either paying a one time flat fee to Lawson on March 10, 2000 in the amount of $573,070 or a fee based on a percentage of the Company 's revenue. The Lawson agreement is cancellable upon 90 days written notice.

 The Company does not currently generate any revenue from its operations and does not expect to report any revenue from operations at least until the launch of its web site. Additionally, after the launch of the Company's Web site, there can be no assurance that the Company will generate positive cash flow and there can be no assurances as to the level of revenues, if any, the Company may actually achieve from its Web operations.

 As the Company approaches the commencement of its Web operations, the Company anticipates that its personnel requirements (which is currently heavily supplemented with outside consultants) will increase substantially from its current level of 24 people. The Company expects to increase its full-time staffing to approximately 75 to 100 people by December 31, 1999. The Company anticipates that this increased staffing will be used for customer support, administration, accounting, marketing, and technology. It is also anticipated that this increased staffing will substantially increase corporate expenditures from their current levels.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

 The Company only operates in one industry segment and has received no operating revenues to date.

NARRATIVE DESCRIPTION OF BUSINESS

Business Summary

 2TheMart is a development stage enterprise currently in the process of developing an e-commerce Internet Web site to facilitate person-to-person and business-to-person trading via an auction format. The Company has completed the design phase of its Web Site, and in conjunction with IBM, is currently coding and implementing the site. As of June 30, 1999, the Company has expended approximately $464,000 and expects to expend approximately an additional $1.9 million to complete its Web site application. The Company also anticipates spending approximately $7.9 million, of which $2.0 million has been paid, for related hardware and associated software, a portion of which is expected to be financed with equipment financing. Once operational, the 2TheMart service will enable sellers to list items for sale, buyers to bid on those items of interest and allow 2TheMart users to browse through all available products and utilize the site as an online service that is expected to be available 24 hours a day, seven days a week.

E-Commerce

 The Internet provides the opportunity for merchants to expand their current market place to a global market place without the capital requirements typically required in expanding a "brick and mortar" business. The Internet also offers the opportunity for even the smallest vendor (i.e., an individual with a single product) to create a market for the sale of his or her product well beyond the traditional geographical limits of a traditional storefront. An Internet-based auction style e-commerce site can facilitate buyers and sellers in completing a commerce transaction. Through such a site, buyers can access a significantly broader selection of goods to purchase and sellers have the opportunity to sell their goods efficiently to a broader base of buyers. As a result, a significant market opportunity exists for an Internet-based e-commerce auction type site.

 Once the Company's site is fully functional, any visitor to the 2TheMart site will be able to browse among its items for sale, many of which are unique or otherwise hard to find, organized across numerous product categories, facilitating easy navigation and searching. Browsers and buyers can also search auction listings on a variety of means such as by category, keyword, seller name, recently-commenced auctions or auctions about to end. Upon registering as a 2TheMart user, a seller will be able to immediately list an item for sale, identify a minimum price for opening bids and specify how long the auction will last. Sellers will pay a nominal placement fee for an item based on the seller's minimum price for the item (preliminary estimates of the minimum price for the placement fee is expected to range from $0.25 to $2.00 per item). Sellers will be able to highlight their auctions through a variety of premium services to be made available to them. At the end of the auction period, if a bid exceeds the seller's minimum price, 2TheMart will automatically notify the buyer and seller via email and then the buyer and seller consummate the transaction independently of 2TheMart. At the time of notification of a successful auction, 2TheMart will charge the seller a success fee that is expected to range from 1.25% to 5%, based on the closing price of the item. Buyers are not charged for making bids or purchases through 2TheMart. At no point during the process does 2TheMart take possession of either the item being sold or the buyer's payment for the item; instead, 2TheMart will only act as the facilitator of the transaction.
 Following completion of a transaction, each user will be able to rate his or her experience with the seller through the use of "User Ratings."

 2TheMart's objective is to be an online facilitator of transactions in the business-to-consumer and person-to-person marketplace. Key elements of the Company's strategy after the launch of its site include: (i) developing the 2TheMart community and the 2TheMart brand to attract members to the 2TheMart community; (ii) developing 2TheMart's site by expanding product categories, promoting new product categories and expanding internationally; (iii) enhancing 2TheMart's site features and functionality through the introduction of new features for both sellers and buyers, new auction formats and category-specific content; and (iv) introducing pre- and post-transaction services, such as shipping and third-party escrow services.

Systems

 2TheMart will utilize internally developed systems for its service and transaction processing, including billing and collections processing. 2TheMart must continually enhance and improve these systems in order to accommodate the anticipated level of use of 2TheMart's proposed Web site. Furthermore, in the future, 2TheMart may add additional features and functionality to its services that could result in the need to develop or license additional technologies. However, there can be no assurances that the Company will be able to develop or license such additional technologies. Governmental Regulation

 2TheMart is not currently subject to direct federal, state or local regulation, and laws or regulations applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally.

International Operations

 A component of 2TheMart's strategy is to expand internationally. In preparation for future expansion into the international market, 2TheMart has reserved 1,000 square feet of space at Exodus' London facility. This space has been reserved at no cost and the Company is only obligated to pay Exodus a fee once the Company has installed its computer servers to the Internet.

In the future, should the Company expand internationally, such expansion will require management attention and resources. In addition, if the Company does expand internationally the Company will not have had any experience in localizing its service to conform to local cultures, standards and policies. The Company may also have to compete with local companies who understand the local market better than it does. The Company may not be successful in expanding into international markets or in generating revenues from foreign operations. The Company may also be subject to risks of doing business internationally, including the following:

 - regulatory requirements that may limit or prevent the offering of the Company's services in local jurisdictions;
 - legal uncertainty regarding liability for the listings of the Company's users, including less Internet friendly basic law and unique local laws;
 - government-imposed limitations on the public's access to the Internet;
 - difficulties in staffing and managing foreign operations;
 - cultural nonacceptance of online auctions;
 - political instability;
 - potentially adverse tax consequences; and
 - administrative burdens in collecting local taxes, including value-added taxes.

Transaction Services

 In order to offer a complete experience to buyers and sellers, 2TheMart intends to offer a variety of pre- and post-transaction services to enhance the user experience. 2TheMart intends to introduce pre-transaction services, such as services to facilitate scanning and uploading of photographs of listed items, and post-transaction services, such as third-party escrow services and arrangements with shippers to help sellers ship their products more easily. 2TheMart may pursue strategic relationships with third parties to provide many of these transaction related services. 2TheMart will also provide tools to enable buyers and sellers to monitor their auctions; for a buyer to be notified if they are outbid; and for future buyers to be notified when a product they were searching for becomes available at 2TheMart.

User Rating

 Every registered 2TheMart user will be issued a User Rating based upon that user's prior transactions completed on the site. This information will be recorded in a ratings profile that is expected to include a rating for the person and comments from other 2TheMart users who have interacted with that person over the past seven days, the past month, the past six months and beyond. The Company is designing its Web site so that 2TheMart users will be able to review a person's ratings profile to check on the person's reputation within the 2TheMart community before deciding to bid on an item listed by that person or determining how to complete the payment for and delivery of the item. 2TheMart believes its User Ratings will be extremely useful in overcoming initial user hesitancy when trading over the Web as it is expected to reduce the anonymity and uncertainty of dealing with an unknown trading partner. In addition, by focusing on the business to consumer market space, 2TheMart believes that it will minimize the possibility of a fraudulent transaction occurring between a buyer and seller as many sellers on 2TheMart are expected to be established companies.

What Can Be Purchased or Sold on 2TheMart

 2TheMart will organize the products on its site under category headings to reflect the major types of items to be listed. The major product categories are expected to be organized under the following headings:

 Antiques                 Electronics & Cameras
 Apparel & Sportsware     Furniture
 Automotive               Health & Fitness
 Movies & Music           Jewelry
 Music                    Food & Beverages
 Coins and Stamps         Sporting Goods
 Collectibles             Sports Memorabilia
 Computers                Toys & Games
 Cosmetics/Perfumes

Each category is expected to have numerous subcategories. As the 2TheMart site expands and additional items are listed, 2TheMart plans to organize products under additional categories to respond to the needs of the 2TheMart community.

Customer Support

 2TheMart plans on devoting significant resources to provide timely customer service and support to all users of its site. 2TheMart plans to offer customer support through its Customer Care Center on a 24 hour a day, seven day a week basis. Most customer support inquiries will be handled via email, with customer email inquiries expected to be answered within 24 hours after submission. 2TheMart plans to offer an online tutorial for new 2TheMart users and maintain live customer support bulletin boards, where users can post questions that will be answered by 2TheMart customer support personnel or other 2TheMart users. 2TheMart may also enter into a strategic relationship with a third party customer support organization to enable 2TheMart to scale its customer support capabilities without diminishing the effectiveness of its customer service.

Competition

 The market for conducting e-commerce through an auction type format over the Internet is new, rapidly evolving and intensely competitive, and 2TheMart expects competition to intensify further in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. 2TheMart will compete with a number of other companies. The Company's direct competitors expect to include various online auction services, such as eBay, Inc., Amazon.com, Auction Universe, Yahoo Auctions, and Excite (a wholly-owned subsidiary of At Home Corporation; and a number of other small services, including those that serve specialty markets. 2TheMart will also compete with business-to-consumer online auction services such as Onsale, uBid, First Auction, and Surplus Auction (a wholly-owned subsidiary of Egghead, Inc.). 2TheMart potentially faces competition from a number of large online communities and services that have expertise in developing online commerce and in facilitating online person-to-person and business-to-consumer interaction. Certain of these potential competitors, including America Online, Inc. and Microsoft Corporation, which currently offer a variety of business-to-consumer services. Other large companies with strong brand recognition and experience in online commerce, such as Cendant Corporation, QVC and traditional auction companies may also seek to compete in the online auction market. Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources. Competitive pressures created by any one of these companies, or by the Company's competitors collectively, could have a material adverse effect on the Company's business, results of operations and financial condition.

 2TheMart believes that the principal competitive factors in its targeted marketplace will be brand recognition, reliability of the Company's Web site, the site's ease of use, and the number of visitors to the site.

Current Number of Employees

 At August 23, 1999, the Company had 24 full time employees.

Status of Development of the Company's Web Site

 Shortly following the completion of the Company's merger as previously described, the Company began work on its planned Internet auction Web site. In furtherance of this, the Company entered into a contract with IBM for the architecture, development and construction of the Web site. The Company's Web site developers have completed the Web site's design and are currently completing the programming and coding of the site. The site is expected to become operational during the fourth quarter of 1999. Although the Company is reasonably confident that it will be operational by the end of the fourth quarter, neither the Company nor its Web designers can give any assurances as to the specific launch date of its Web site.

 By December 31, 1999, the Company expects to employ approximately 75 to 100 people in customer support, administration, accounting, marketing and technology positions in support of Web site operations.

ITEM 2 - FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

 As previously discussed, the Company was originally incorporated under the laws of the State of Oklahoma on December 2, 1992 as S.K.B. Design, Inc. Between 1992 to 1996, the Company was inactive. On October 1, 1996, the Company acquired certain technology and assets with the intention of developing a cd-rom based multimedia yearbook product. On December 22, 1997, the Company changed its name to CD-Rom Yearbook Company, Inc. ("CD-Rom") to reflect its new business plan. Due to certain technical and market difficulties, the business of CD-Rom did not develop as expected. As a result, the Company ceased its operations in the fall of 1998 and began a search for new business opportunities. Effective January 8, 1999, CD-Rom acquired all of the outstanding common stock of 2TheMart.com, Inc., a Nevada corporation ("2TheMart-Nevada"), in a business transaction described as a "reverse merger." Selected financial data has been included for the period January 8, 1999 (inception) to June 30, 1999 covering the Company's operations since its merger with 2TheMart-Nevada.

 The following table contains selected financial data of the Company and is qualified by the more detailed financial statements and the notes thereto provided in this Registration Statement. The financial data as of and for the period January 8, 1999 (inception) to June 30, 1999, have been derived from the Company's financial statements, which statements were audited by Grant Thornton LLP.


                        Period from
                       January 8, 1999
                         (Inception)
   Selected                  To
Financial Data          June 30, 1999


Operating Revenue                 $0

Net Loss                 $(1,913,303)

Net loss per basic            $(0.08)
and diluted share

Total assets              $5,287,435

Long-Term                         $0
Obligations

Stockholders'             $4,692,132
equity


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 After CD-Rom's merger with 2TheMart-Nevada, as previously discussed, the Company discontinued its prior business plan and implemented in its place, the Company's current business plan to develop and launch an e-commerce auction type Web site to facilitate transactions between businesses and consumers and between consumers and consumers. Therefore, this discussion and analysis will focus on the Company's current business plan and operations.

 During the period from January 8, 1999 (inception) through June 30, 1999, the Company had no revenues and was in the development stages of its e-commerce Internet auction Web site and incurred general and administrative expenses of approximately $2.0 million consisting primarily of compensation, rent, and professional fees.

Liquidity

 In the first two quarters of 1999, the Company raised approximately $5.8 million through the sale of a portion of its Common Stock to accredited investors. In addition, on July 12, 1999, the Company initiated a private placement of 1,000,000 shares of its Common Stock at a price of $10.00 per share. As of the date of this registration statement, the Company has sold 53,000 shares of its Common Stock pursuant to the Private Offering, resulting in net proceeds of $530,000 to the Company.

 On August 18, 1999, the Company entered into a short term note with a shareholder in the amount of $500,000. Under the terms of the note, the Company is obligated to pay interest in the amount of 12% per annum. Interest and principal is due on or before October 18, 1999. The loan is secured by 100,000 shares of the Common Stock of the Company.

 The Company believes that its existing capital resources together with ongoing fund raising efforts will be sufficient to meet its operating expenses and capital requirements until December 31, 1999. However, the Company's long-term capital requirements will depend upon many factors, including, but not limited to, the rate of market acceptance of the Company's Web site, the Company's ability to develop, maintain and expand its Web user base, the level of resources required to expand the Company's marketing and sales organization, information systems and development activities and other factors, some of which are beyond the control of the Company.

 In particular, a slower than expected rate of acceptance of the Company's Web site, when available to the public, or lower than expected revenues generated from the Company's Web site, would materially adversely affect the Company's liquidity. The Company may need additional capital sooner than anticipated. The Company has no commitments for additional financing, and there can be no assurances that any such additional financing would be available on a timely manner or, if available, would be on terms acceptable to the Company. Furthermore, any additional equity financing could be dilutive to our then-existing shareholders and any debt financing could involve restrictive covenants with respect to future capital raising activities and other financial and operational matters.

Capital Expenditures

 Capital Expenditures for the remainder the fiscal year ended December 31, 1999 consist primarily of software and hardware associated with the development of the Company's Web site. The Company has contracted with IBM to acquire hardware for its Web site operations and corporate infrastructure in the amount of approximately $10.3 million, of which the Company has paid
$2.5 million. The Company also is negotiating to secure equipment financing for a substantial portion of these hardware requirements. The Company also will be required to begin paying for the space that it has secured with Exodus at its Sterling, Virginia Data Center at the time the hardware placed at that facility is connected to the Internet. The Company's minimum expected monthly obligation to Exodus pursuant to its contract at the time the Company' hardware is connected to the Internet is approximately $100,000 which may increase depending on the Company's bandwidth usage.
Additionally, on June 16, 1999, the Company contracted with USWeb/CKS for the development and implementation of its marketing programs and strategies. Under the terms of its agreement with USWeb/CKS, the Company is obligated to pay $86,000 per month. The Company has also contracted with The Summit Group for the integration of the Company's back-end and office accounting software which is expected to cost the Company approximately $400,000. Additionally, the Company has contracted with Lawson Associates to license the use of Lawson's accounting software system. Under the terms of the agreement with Lawson, the Company has made a payment to Lawson in the amount of approximately $127,000 and has the option of either paying a one time flat fee to Lawson on March 10, 2000 in the amount of $573,070 or a fee based on a percentage of the Company's revenue. The Company will also incur approximately $250,000 in improving its leased corporate headquarter space and Irvine data center located at that space.

Results of Operations

 The Company has not realized any operating revenue to date. Additionally, the Company does not expect to report any operating revenues until at least the launch of its Web site. Since the Company has no historical operating revenues to gauge future operating revenues upon, it is uncertain as to what level of revenues, if any, the Company may achieve from its Web operations.

 As the Company approaches the commencement of its Web operations, its personnel requirements will increase substantially from its current levels. The Company expects to increase its staffing to approximately 75 people by December 31, 1999. This increased staffing will substantially increase corporate expenditures from their current levels.

 As a result of the development stage nature of the Company's prior operations, the Company is not reporting any impact on its operations from inflation or changing prices.

YEAR 2000 DISCLOSURE

 The Company has completed a review of its computer systems to identify all software applications and hardware that could be affected by the inability of many existing computer systems to process time-sensitive data accurately beyond the year 1999, referred to as the Year 2000 or Y2K issue. The Company is dependent on third-party computer systems and applications, particularly with respect to such critical tasks as the operation of its planned Web site. The Company also relies on its own computer systems. As a result of its review, the Company has discovered no problems with its computer systems relating to the Y2K issue. Although the Company believes that its computer systems are Y2K compliant, the Company is continuing to monitor its computer systems in a continual effort to insure that its systems are Y2K compliant. Additionally, the Company has obtained written assurances from its major suppliers and the developers of its web site indicating that they have completed a review of their respective computer systems and that such systems are Y2K compliant. Costs associated with the Company's review were not material to its results of operations.

 While the Company believes that its procedures have been designed to be successful, because of the complexity of the Y2K issue and the interdependence of organizations using computer systems, there can be no assurances that the Company's efforts, or those of third parties with whom the Company interacts, have fully resolved all possible Y2K issues. Failure to satisfactorily address the Y2K issue could have a material adverse effect on the Company. The most likely worst case Y2K scenario which management has identified to date is that, due to unanticipated Y2K compliance problems, the Company's planned Web site may not function at all or not function as expected, and that the Company may be unable to bill its customers, in full or in part, for services used. Should this occur, it would result in a material loss of some or all gross revenue to the Company for an indeterminable amount of time, which could cause the Company to cease operations. The Company has not yet developed a contingency plan to address this worse case Y2K scenario, and does not intend to develop such a plan in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

 The Company is not exposed to material risk based on interest rate fluctuation, exchange rate fluctuation, or commodity price fluctuation.

ITEM 3 - PROPERTIES

 Effective February 3, 1999, the Company began leasing 20,341 square feet of administrative office space in Irvine, California. This facility serves as the Company's headquarters, primary place of business, and will house its Irvine back-up data center. The current monthly rental rate is $35,597.
The lease expires in June 2001.

 On April 29, 1999 the Company entered into an agreement with Exodus to secure space for the housing of its main Web site server operations in Sterling, Virginia. Pursuant to its agreement with Exodus, the Company will be required to pay Exodus a minimum monthly fee of approximately $100,000 which may increase depending on the Company's Internet bandwidth usage, once the Company has installed its computer hardware at Exodus's Sterling, Virginia data center.

ITEM 4 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 The following table sets forth, as of June 30, 1999, certain information with respect to the number of shares of Common Stock of the Company beneficially owned by (i) each officer and director of the Company; (ii) each person known to beneficially own more than 5% of the Company' s Common Stock; and (iii) all directors and executive officers as a group. The Company has no other class of stock outstanding.

                                                                           Percent of
Name and Address of                                    Number of          all shares of
Beneficial Owners and Management                         Shares           Common Stock
----------------------------------                     ----------         -------------
Steven W. Rebeil(1)                                     8,500,000              34.79%
18301 Von Karman Avenue, 7th Floor
Irvine, California 92612

Dominic J. Magliarditi(2)                               8,500,000              34.79%
18301 Von Karman Avenue, 7th Floor
Irvine, California 92612

Thomas N. Benjamin                                        100,000                0.4%
18301 Von Karman Avenue, 7th Floor
Irvine, California 92612

Robert Allende(3)                                          16,667                < 1%
18301 Von Karman Avenue, 7th Floor
Irvine, California 92612

Mark Rosenberg(4)                                          12,500                < 1%
18301 Von Karman Avenue, 7th Floor
Irvine, California 92612

Raymond Park Family(5)                                  2,372,500               9.83%
6200 Cleveland Drive
Cleveland Ohio, 44135

All directors and officers as a group (5 total)        17,112,050              70.87%

_______________________

(1) Denotes shares beneficially owned by Mr. Rebeil but held of record by PZ Holdings, Limited. Mr. Rebeil is the general partner of PZ Holdings, Limited.
(2) Denotes shares beneficially owned by Mr. Magliarditi but held of record by DFM Holdings, Ltd. Mr.
    Magliarditi is the general partner of DFM Holdings, Ltd.
(3) Represents options to acquire 16,667 shares of the Company's Common Stock at an exercise price of $5.00 per share which vest within 60 days of the date of this registration statement. Does not include an aggregate of 58,333 options to acquire shares of the Company's Common Stock at an exercise price of $5.00 per share vesting over a period of three and 1/2 years beginning on March 1, 2000 in accordance with Mr. Allende's employment agreement.
(4) Represents vested options to acquire 12,500 shares of the Company's Common Stock at an exercise price of $5.00 per share. Does not include an aggregate of 112,500 options to acquire shares of the Company's
    Common Stock at an exercise price of $5.00 per share vesting over a period of four years beginning on November 7, 1999 in accordance with Mr. Rosenberg's employment agreement.
(5) Denotes shares beneficially owned by the Raymond Park family but held of record by Net Investments, Inc., an Ohio corporation.

 The Company believes that the beneficial owners of securities listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

ITEM 5 - DIRECTORS AND EXECUTIVE OFFICERS

 The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. The directors serve one-year terms and until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

 The directors and executive officers of the Company as of June 30, 1999 are as follows:


Name                                Age                   Position(s)
----                                ---                   -----------
Steven W. Rebeil                     37             Chairman of the Board and
                                                     Chief Executive Officer

Dominic J. Magliarditi               35            President, Chief Operating
                                                    Officer, Secretary, Chief
                                                 Financial Officer, and Director

Thomas N. Benjamin                   35            Vice President of Strategic
                                                       Planning & Analysis

Robert Allende                       32              Chief Technology Officer

Mark Rosenberg                       36            Vice President of Marketing
                                                            and Sales

William M. Wagner                    33           Vice President of Finance and
                                                       Corporate Controller

 STEVEN W. REBEIL has served as the Chief Executive Officer, Chairman of the Board and a Director of the Company since January 1999. Since 1992, Mr. Rebeil has been the principal shareholder and Chairman of the Board of Directors of Gem Development Company, a real estate development company. From 1994-1997, Mr. Rebeil, was a principal and officer of Gem Gaming, Inc., which designed and developed hotel projects. From 1989 to 1996, Mr. Rebeil was a principal and officer of Gem Homes, Inc., a Las Vegas, Nevada developer of residential real estate properties. Between 1982 to 1989, Mr. Rebeil founded and managed R&R Landscaping, Inc., a Las Vegas area landscape maintenance and construction company.

  DOMINIC J. MAGLIARDITI has served as the President, Chief Operating Officer, Secretary, Chief Financial Officer, and a Director of the Company since January 1999. From February 1994 to December 1998, Mr. Magliarditi has been the Vice President, Secretary, General Counsel, and director of Gem Development Company, a real estate development company. Mr. Rebeil was a principal shareholder and director of Gem Development Company. Between March 1994 and October 1996, Mr. Magliarditi, was a principal shareholder and officer of Gem Gaming, Inc., which designed and developed hotel projects. During the same time period, Mr. Magliarditi was the General Counsel and director of Gem Homes, Inc., a Las Vegas, Nevada developer of residential properties. From 1988 to1994, Mr. Magliarditi practiced law in New York, New York and Las Vegas, Nevada, where he practiced primarily in the corporate and real estate areas.

  THOMAS N. BENJAMIN has served as the Company's Vice President of Strategic Planning and Analysis since August 1999 and prior to that, the Company's Vice President of Business Development from January 1999 to July 1999.
From July 1995 to December 1998 Mr. Benjamin worked as a consultant for a variety of companies advising clients on issues ranging from technological intellectual property to real estate development. Between January 1994 and April 1995, Mr. Benjamin worked for SpecTron Communications Corporation as its Vice President of Operations which developed credit card activated wireless phones. From February 1990 to December 1993 Mr. Benjamin worked for The Clifford Companies, a real estate management and restructuring company, where he last held the position of Vice President and Regional Manager.

 ROBERT ALLENDE has served as the Company's Chief Technology Officer of the Company since March 1999. Prior to joining the Company, Mr. Allende was with Cabletron Systems, Inc., for the years 1992 to 1998. At Cabletron, Mr. Allende held the position of Regional Systems Engineering Manager.

 MARK ROSENBERG has served as the Company's Vice-President of Marketing and Sales since May 1999. Prior to joining the Company, Mr. Rosenberg served as an e-Business Marketing executive for the Global Services Division of International Business Machines, Inc. ("IBM") from October 1998 to May 1999. Between July 1997 and October 1998, Mr. Rosenberg served as program director of e-business for IBM's PC division. Prior to joining IBM, between May 1996 and June 1997, Mr. Rosenberg provided consulting services to third parties. Between March 1995 and 1996, Mr. Rosenberg was director of Marketing and Product Development for BTI, a southeast regional telecommunications company based in Raleigh, N.C. Between 1984 and 1995, Mr. Rosenberg served as president and creative director at Rosenberg & Associates Advertising, a regional boutique advertising agency in North Carolina

 WILLIAM M. WAGNER has served as the Company's Vice President of Finance and Corporate Controller since June 1999. From 1997 until June 1999, Mr. Wagner was Director, Financial Reporting for Irvine Apartment Communities (NYSE:
IAC) where he was responsible for all aspects of accounting and Securities and Exchange Commission reporting as well as being involved in numerous financing transactions. From 1990 to 1997, Mr. Wagner was an audit manager with Ernst & Young LLP where he was involved in many initial public offerings and public financings.

 2TheMart is presently seeking additional management and directors.


ITEM 6 - EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

 The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the period January 8, 1999 (inception) to June 30, 1999. Other than as set forth herein, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years.
 The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

                          SUMMARY COMPENSATION TABLE

                             Annual Compensation                        Long Term Compensation
                             -------------------                        -----------------------
                                                                     Awards                   Payouts
                                                                     ------                   -------
                                                                  Restricted      Securities
                                                   Other Annual     Stock         Underlying    LTIP     All Other
Name and                          Salary  Bonus    Compensation     Awards         Options     Payouts Compensation
Principal Position     Year        ($)     ($)        ($)            ($)           SARs (#)     ($)        ($)


   Dominic J.           1999      69,231    -0-        -0-            -0-            -0-         -0-         -0-
  Magliarditi          (6/30)
  (President)

   Steven W. Rebeil     1999      63,462    -0-        -0-            -0-            -0-         -0-         -0-
 (Chairman and CEO)    (6/30)

  Thomas N. Benjamin    1999      36,923    -0-        -0-           100,000         -0-         -0-         -0-
 (V.P. of Business     (6/30)
    Development)

   Robert Allende       1999      40,865    -0-        -0-             -0-          75,000       -0-         -0-
(Chief Technology      (6/30)
     Officer)

Mark Rosenberg          1999      23,077   20,000      -0-             -0-         125,000       -0-         -0-
(V.P. of Marketing     (6/30)
   and Sales)


                                                  OPTION/SAR GRANTS IN PERIOD
                                          JANUARY 8, 1999 (INCEPTION) TO JUNE 30, 1999
                                                      (INDIVIDUAL GRANTS)
                       NUMBER OF           PERCENT OF TOTAL
                      SECURITIES       OPTIONS/SAR'S GRANTED TO
                      UNDERLYING     EMPLOYEES IN PERIOD JANUARY
                     OPTIONS/SARS      8, 1999 (INCEPTION) TO        EXERCISE OF BASE                         GRANT DATE
                       GRANTED (#)          JUNE 30, 1999              PRICE ($/SH)       EXPIRATION DATE    PRESENT VALUE
NAME                                                                       ($)


Dominic J. Magliarditi   -0-                     n/a                      n/a                    n/a                 n/a

Steven W. Rebeil         -0-                     n/a                      n/a                    n/a                 n/a

Thomas N. Benjamin       -0-                     n/a                      n/a                    n/a                 n/a

Robert Allende(1)      75,000                    27%                      5.00            September 1, 2002        642,000

Mark Rosenberg(2)      125,000                   46%                      5.00            September 1, 2003      2,625,000


(1) Represents options to acquire 16,667 shares of the Company's Common Stock at an exercise price of $5.00 per share which vest on September 1, 1999 and an aggregate of 58,333 options to acquire shares of the Company's Common Stock at an exercise price of $5.00 per share vesting over a period of three and 1/2 years beginning on March 1, 2000 in accordance with Mr. Allende's employment agreement.

(2) Represents vested options to acquire 12,500 shares of the Company's Common Stock at an exercise price of $5.00 per share and 112,500 options to acquire shares of the Company's Common Stock at an exercise price of $5.00 per share vesting over a period of four years beginning on November 7, 1999 in accordance with Mr. Rosenberg's employment agreement.


                                     AGGREGATED OPTION/SAR EXERCISES IN PERIOD
                                     JANUARY 8, 1999 (INCEPTION) TO JUNE 30, 1999
                                      AND OPTION/SAR VALUES AS OF JUNE 30, 1999


                                                                     Number of Unexercised        Value of Unexercised In-
                                                                     Securities Underlying         The-Money Options/SARs
                                Shares Acquired On       Value    Options/SARs At June 30, 1999     At June 30, 1999 ($)
Name                             Exercise (#)         Realized ($)  Exercisable/Unexercisable    Exercisable/Unexercisable
--------------------------------------------------------------------------------------------------------------------------
Dominic J. Magliarditi              n/a                   n/a               n/a                              n/a

Steven W. Rebeil                    n/a                   n/a               n/a                              n/a

Thomas N. Benjamin                  -0-                   -0-               n/a                              n/a

Robert Allende                      -0-                   -0-             0/75,000                        0/647,250

Mark Rosenberg                      -0-                   -0-          12,500/112,500                  107,875/970,875


EMPLOYMENT AGREEMENTS

 On February 1, 1999, the Company entered into a five-year Employment Agreement with Steven W. Rebeil, the Company's Chief Executive Officer and Chairman of the Board, whereby the Company will pay Mr. Rebeil an annual salary of $150,000. Pursuant to the Agreement, Mr. Rebeil's salary shall increase to $200,000 on July 1, 1999. The Agreement also provides that when the Company's Web site is available for use to the public, the Company shall pay a bonus to Mr. Rebeil in an amount to be determined by the Company's Board of Directors. The Company has also agreed to fund a life insurance policy insuring Mr. Rebeil's life in the principal amount of $1,000,000, and Mr. Rebeil or his designee will be the owner and beneficiary of such policy. The Agreement also requires the Company to provide, at its expense, complete health insurance coverage for Mr. Rebeil and his family and an automobile for business use, reimbursements for auto-related expenses and other equipment, facilities and ancillary services for the performance of Mr. Rebeil's duties. In the event of Mr. Rebeil's death or disability during the term of this Agreement, the Company is obligated to pay to Mr. Rebeil or his successors and heirs a payment equal to one year of his then base salary if the remaining term of this Agreement is less than one year, or if more than one year remains under this Agreement, Mr. Rebeil's successors and heirs may elect to continue to receive Mr. Rebeil's base salary for the remaining term of this Agreement. Mr. Rebeil will also be entitled to receive a severance payment equal to the greater of (i) the sum equivalent to the balance of salary due to be paid under this Agreement or
(ii) 300% of his base salary. If Mr. Rebeil's employment with the Company is terminated within 24 months following a change of control of the Company, in addition to any other compensation or benefits payable pursuant to this Agreement, Mr. Rebeil will be entitled to a payment in cash equal to four times his base salary and immediate vesting of all stock, options and other awards.

 On February 1, 1999, the Company entered into a five-year Employment Agreement with Dominic J. Magliarditi, the Company's President, Secretary, Chief Financial Officer, and Treasurer, whereby the Company will pay Mr. Magliarditi an annual salary of $150,000. Pursuant to the Agreement, Mr. Magliarditi's salary shall increase to $200,000 on July 1, 1999. The Agreement also provides that when the Company's Web site is available for use to the public, the Company shall pay a bonus to Mr. Magliarditi in an amount to be determined by the Company's Board of Directors. The Company has also agreed to fund a life insurance policy insuring Mr. Magliarditi's life in the principal amount of $1,000,000, and Mr. Magliarditi or his designee will be the owner and beneficiary of such policy. The Agreement also requires the Company to provide, at its expense, complete health insurance coverage for Mr. Magliarditi and his family and an automobile for business use, reimbursements for auto-related expenses and other equipment, facilities and ancillary services for the performance of Mr. Magliarditi's duties. In the event of Mr. Magliarditi's death or disability during the term of this Agreement, the Company is obligated to pay to Mr. Magliarditi or his successors and heirs a payment equal to one year of his then base salary if the remaining term of this Agreement is less than one year, or if more than one year remains under this Agreement, Mr. Magliarditi's successors and heirs may elect to continue to receive Mr. Magliarditi's base salary for the remaining term of this Agreement. Mr. Magliarditi will also be entitled to receive a severance payment equal to the greater of (i) the sum equivalent to the balance of salary due to be paid under this Agreement or (ii) 300% of his base salary. If Mr. Magliarditi's employment with the Company is terminated within 24 months following a change of control of the Company, in addition to any other compensation or benefits payable pursuant to this Agreement, Mr. Magliarditi will be entitled to a payment in cash equal to four times his base salary and immediate vesting of all stock, options and other awards.

 On March 6, 1999, the Company entered into an Employment Offer Letter with Robert Allende, the Company's Chief Technology Officer, whereby the Company will pay Mr. Allende an annual salary of $125,000. Pursuant to the Agreement, Mr. Allende's salary shall increase to $150,000 on September 1, 1999. On January 1, 2000, the Company is obligated, under the Agreement, to pay Mr. Allende an amount equal to the difference of Mr. Allende's salary
(at an annualized rate of $125,000) and what Mr. Allende's salary would have been if his salary was set at an annualized rate of $150,000, for the period between the commencement of Mr. Allende's employment with the Company and September 1, 1999. Pursuant to the Agreement, the Company has also agreed to grant options for up to 50,000 shares of Common Stock of the Company to be granted at the discretion of the Board of Directors of the Company on the first anniversary of Mr. Allende's employment with the Company.
Additionally, the Agreement granted Mr. Allende options to purchase up to 75,000 shares of the Company's Common Stock at an exercise price of $5.00 per share, vesting over a period of three years. The Agreement also requires the Company to provide health benefits to Mr. Allende and his family and to allow Mr. Allende the opportunity to participate in the company's retirement, stock option and bonus plans as they may be established.

 On May 7, 1999, the Company entered into an Employment Offer Letter with Mark Rosenberg, the Company's Vice-President of Marketing and Sales, whereby the Company will pay Mr. Rosenberg an annual salary of $200,000. The Agreement also requires the Company to provide health benefits to Mr. Rosenberg and his family and to allow Mr. Rosenberg the opportunity to participate in the Company's retirement, stock option and bonus plans as they may be established. Under the Agreement, in the event of a termination of Mr. Rosenberg's employment with the Company for reasons other than cause, Mr. Rosenberg will also be entitled to receive his base salary for a period of six months after the termination. The Agreement also provides for a bonus of $20,000 to Mr. Rosenberg payable upon the commencement of his employment, and reimbursements for certain relocation expenses. Additionally, the Agreement granted Mr. Rosenberg options to purchase up to 125,000 shares of the Company's Common Stock at an exercise price of $5.00 per share, vesting over a period of four years.

COMPENSATION OF DIRECTORS

 Directors currently receive no cash compensation for their services in that capacity. Reasonable out-of-pocket expenses may be reimbursed to directors in connection with attendance at meetings.

BOARD INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Steven W. Rebeil and Dominic J. Magliarditi are each an officer and a director of the Company and each participates in the deliberations of the Company's Board of Directors concerning executive officer compensation

ITEM 7 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 No relationships or related transactions exist of the type required to be reported under this Item 7.

ITEM 8 - LEGAL PROCEEDINGS

 The Company may from time to time be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract actions incidental to the operation of its business. The Company is not currently involved in any such litigation which it believes could have a materially adverse effect on its financial condition or results of operations.

ITEM 9 - MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

 The following table sets forth the high and low bid prices for shares of the Company Common Stock for the periods noted, as reported by the National Daily Quotation Service and the NASD Non-NASDAQ Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The Company's Common Stock was not listed on the NASDAQ Bulletin Board until December 11, 1997, and did not begin trading until March 1998.



                                                                 BID PRICES
            YEAR  PERIOD                                         HIGH   LOW
            ----  ------                                         ----   ----
            1999  First Quarter . . . . . . . . . . . . . . .    50     1.75

                  Second Quarter  . . . . . . . . . . . . . .    29.0  11.75

   Pursuant to NASD Eligibility Rule 6530 (the "Rule") issued on January 4, 1999, issuers who do not make current filings pursuant to Sections 13 and 15(d) of the Securities Act of 1934 are ineligible for listing on the NASDAQ Over- the-Counter Bulletin Board ("OTCBB"). Pursuant to the Rule, issuers who are not current with such filings are subject to having the quotation of their securities removed from the OTCBB pursuant to a phase-in schedule depending on each issuer's trading symbol as reported on January 4, 1999 and thereafter may quote its Common Stock on the National Quotation Bureaus "Pink Sheets" (the "Pink Sheets"). As previously discussed, the Company's trading symbol on January 4, 1999 was CDRH. Therefore, pursuant to the phase-in schedule, the Company is subject to having the quotation of its securities removed from the OTCBB on October 7, 1999, until the Company becomes compliant with the Rule. One month prior to having the quotation of their securities removed from the OTCBB, non complying issuers will have their trading symbol appended with an "E".

   The Company is not currently in compliance with the Rule, and in the past, has not made filings pursuant to Sections 13 and 15(d) of the Securities Act of 1934. The Company has filed this Registration Statement on Form 10 in order to become a "reporting" company and therefore comply with the Rule. However, the Company will remain subject to having quotation of its securities removed from the OTCBB on October 1, 1999, and trading of its securities thereafter on the Pink Sheets, until such time as the Securities and Exchange Commission ("SEC") has reviewed the Company's Form 10 and has stated that it has no further comments. Should the SEC fail to clear all comments prior to October 1, 1999, quotation of the Company's securities will be removed from the OTCBB and thereafter traded on the Pink Sheets until such time as this Registration Statement is cleared by the SEC.
 Once the Company has complied with the Rule, it will once again become eligible for listing on the OTCBB and will seek to be reinstated on the OTCBB or other appropriate exchange.

NUMBER OF SHAREHOLDERS

   The number of holders of record of the Common Stock of the Company as of the close of business on June 30, 1999 was 174.

DIVIDEND POLICY

   To date, the Company has declared no cash dividends on its Common Stock, and does not expect to pay cash dividends in the foreseeable future. The Company intends to retain future earnings, if any, to provide funds for operation of its business.

ITEM 10 - RECENT SALES OF UNREGISTERED SECURITIES

   On December 22, 1998, CD-Rom entered into a merger agreement to acquire all of the outstanding common stock of 2TheMart-Nevada in a business combination described as a "reverse acquisition." The merger closed on January 8, 1999. For accounting purposes, the acquisition has been treated as the acquisition of CD-Rom by 2TheMart-Nevada. Immediately prior to the acquisition, CD-Rom had 2,291,850 shares of common stock outstanding. As part of the reorganization and stock purchase agreement, CD-Rom issued an additional 17,800,000 shares of the Common Stock of CD-Rom to the shareholders of 2TheMart-Nevada (all of which were "accredited" investors)
in exchange for all of the shares of 2TheMart-Nevada.   In addition,
1.2 million o fthe previously issued CD-Rom shares were placed in escrow to be distributed to the 2TheMart-Nevada shareholders upon the occurrence of certain events. This issuance was conducted under an exemption under Section 4(2) of the Securities Act of 1933.

   On January 8, 1999, the Company issued an aggregate of 917,500 shares of its Common Stock to six "accredited" investors under Rule 504 of Regulation D promulgated under the Securities Act of 1933 resulting in net proceeds to the Company in the amount of approximately $980,000.

   On January 8, 1999, the Company issued an aggregate of 80,000 shares of its Common Stock to the Company's securities counsel, under Rule 504 of Regulation D promulgated under the Securities Act of 1933, in exchange for legal services rendered.

   On January 25, 1999, the Company issued 15,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to the Company's securities counsel, in consideration for legal services rendered. The issuance was exempt under Section 4(2) of the Securities Act of 1933.

   On January 25, 1999, the Company issued 40,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to an individual, in consideration for certain consultation and software services rendered valued at $40,000. The issuance was exempt under
Section 4(2) of the Securities Act of 1933.

   On January 29, 1999, the Company issued 1,000,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to an "accredited" investor, resulting in net proceeds of approximately $1,000,000 to the Company. The issuance was exempt under
Section 4(2) of the Securities Act of 1933.

   On January 30, 1999, the Company issued 50,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to an "accredited" investor in exchange for $25,000 and consultation services valued at $25,000. The issuance was exempt under Section 4(2) of the Securities Act of 1933.

   On February 2, 1999, the Company issued 100,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to Thomas Benjamin, the Company's Vice-President of Business Development as employee compensation valued at $100,000. The issuance was exempt under Section 4(2) of the Securities Act of 1933.

   On February 2, 1999, the Company issued 7,500 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) to an individual in consideration for certain consultation services rendered valued at $7,500. The issuance was exempt under Section 4(2) of the Securities Act of 1933.

   On February 2, 1999, the Company issued 5,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) to an employee of the Company as employee compensation valued at $5,000. The issuance was exempt under Section 4(2) of the Securities Act of 1933.

   On February 4, 1999, the Company issued 1,555,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to an accredited investor, resulting in net proceeds of approximately $1,555,000 to the Company. The issuance was conducted under an exemption provided by Rule 506 of Regulation D promulgated under the Securities Act of 1933 and Section 4(2) of the Securities Act of 1933.

   On March 1, 1999, the Company issued 15,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to the Company's securities counsel, in consideration for legal services rendered. The issuance was exempt under Section 4(2) of the Securities Act of 1933.

   On April 7, 1999, the Company issued an aggregate of 75,000 "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) shares of the Company's Common Stock in addition to warrants to purchase 125,000 "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) shares of the Company's Common Stock at an exercise price of $5.00 to an "accredited" individual, in exchange for certain consultation services rendered valued at $75,000. These issuances were conducted under an exemption provided by Section 4(2) of the Securities Act of 1993 as well as Rule 506 and 701 of Regulation D promulgated under the Securities Act of 1933.

   In April, 1999, the Company completed a private placement offering of 1,140,000 "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) shares of the Company's Common Stock under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933 to "accredited" investors. An aggregate of 840,000 shares were sold at a price of $1.00. After such shares were sold, the Company amended its PPM, increasing the price of the offered shares to $5.00. A total of 300,080 shares were sold at a price of $5.00. The offering resulted in aggregate net proceeds to the Company of approximately $2,340,400.

   In August, 1999, the Company issued an aggregate of 53,000 "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) shares of the Company's Common Stock at a price of $10.00 per share pursuant to an ongoing private offering of the Company's Common Stock to four "accredited" investors. The sales resulted in aggregate net proceeds to the Company of approximately $530,000. The sale was conducted under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

ITEM 11 - DESCRIPTION OF SECURITIES

COMMON STOCK

   The Company's Articles of Incorporation authorizes the issuance of 50,000,000 shares of Common Stock, $0.0001 par value per share, of which 25,091,930 shares were outstanding as of July 31, 1999. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have no cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor.
 In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive rights to purchase the Company's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

   The Company's Articles of Incorporation authorize the issuance of 25,000,000 shares of preferred stock, $0.0001 par value. As of June 30, 1999, there were no issued and outstanding shares of Preferred Stock. The Company's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.

   The Company intends to furnish holders of its common and preferred stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

TRANSFER AGENT

   The transfer agent for the Common Stock is Pacific Stock Transfer Company, 5844 S. Pecos Road, Suite D, Las Vegas, NV 89120.

ITEM 12 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Corporation Laws of the State of Oklahoma and the Company's Bylaws provide for indemnification of the Company's Officers and Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

   Beginning in March 1999, the Company maintains a policy of Directors and Officers Liability Insurance with an aggregate coverage limit of $8,000,000.

ITEM 13 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

   Reference is made to the Consolidated Financial Statements, together with the notes thereto and the reports thereon of Grant Thornton LLP appearing on pages F-1 through F-12 of this Form 10.

ITEM 14 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

   Subsequent to the acquisition of 2TheMart-Nevada by the CD-Rom, Grant Thornton LLP, Certified Public Accountants were retained by the Company on August 10, 1999 as their principal accountants to audit the Company's financial statements. There have been no disagreements between Grant Thornton and Management of the type required to be reported under this Item 14 since their date of engagement.

ITEM 15 - FINANCIAL STATEMENTS AND EXHIBITS

(A) INDEX TO FINANCIAL STATEMENTS

        Audited financial statements for
        2TheMart.com, Inc. for the period
        January 8, 1999 (inception) to June 30, 1999 . . . .        F-1


The Company has not included financial statements for CD-Rom within this Form 10 as it does not consider the acquisition of the CD Rom stock to be the acquisition of a business as defined by Reg S-X 210 11-01(d). CD Rom had not conducted any significant operations for over one year, and had no employees, sales force, market distribution system, or active customer base. Additionally, the Company has discontinued all aspects of CD Rom's prior business and the nature of the revenue producing activity of the Company will not be the same as before this transaction. Therefore, the financial statements of CD Rom are not applicable as the described transaction did not constitute the purchase of a business as defined in Reg S-X 210 11-01(d) as there is not sufficient continuity of the acquired entity's operations. Moreover, pro forma financial information is not required as the transaction was not a purchase of a business as defined by Reg S-X 210 11-01(d).

(B) INDEX TO EXHIBITS

   EXHIBIT NUMBER

    2.1      Reorganization and Stock Purchase Agreement dated
             December 22, 1998

    3.1      Articles of Incorporation

    3.2 Amended Articles of Incorporation, filed with the Oklahoma Secretary of State on December 22, 1997

    3.3      Certificate of Merger, filed with the Oklahoma
             Secretary of State on January 8, 1999.

    3.4 Amended Articles of Incorporation, filed with the Oklahoma Secretary of State on February 16, 1999

    3.5      Bylaws of the Company

    10.1 Lease by and between Cruttenden Roth Incorporated and K23 LP, assigned to 2TheMart.com, Inc. relating to property located at 18500 Von Karman Avenue, Suite 120, Irvine, CA 92715.

    10.2 Contract dated February 3, 1999 and May 28, 1999 by and between 2TheMart.com, Inc., and International Business Machines, Inc.

    10.3 Contract dated April 29, 1999 by and between 2TheMart.com, Inc., and Exodus Communications, Inc.

    10.4 Employment agreement by and between 2TheMart.com, Inc. and Steven W. Rebeil dated February 1, 1999

    10.5 Employment agreement by and between 2TheMart.com, Inc., and Dominic J. Magliarditi dated February 1, 1999

    10.6 Employment agreement by and between 2TheMart.com, Inc., and Robert Allende dated March 6, 1999

    10.7 Employment agreement by and between 2TheMart.com, Inc., and Mark Rosenberg dated May 7, 1999

    10.8     Agreement between mPRm, Inc. and 2TheMart.com, Inc., dated June
             11, 1999


    10.9     Agreement between USWeb/CKS and 2TheMart.com, Inc. dated June
             18, 1999

    10.10 Co-Branding and Advertising Agreement between I-Escrow, Inc. and 2TheMart.com, Inc., dated June 21, 1999.

    10.11 Agreement between Summit Group and 2TheMart.com, Inc., dated June 24, 1999.

    10.12 Agreement between Lawson Association, Inc. and 2TheMart.com, Inc., dated July 16, 1999.

    10.13 International Business Machines, Inc. Computer Hardware Agreement by and between International Business Machines, Inc., and 2TheMart.com, Inc., dated August 5, 1999.

    27.1     Financial Data Schedule




                                  SIGNATURES

   In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                2THEMART.COM, INC.


Date: August 26, 1999           By: /s/ Dominic J. Magliariditi
                                -------------------------------
                                Dominic J. Magliarditi
                                President

          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
2TheMart.com, Inc.

We have audited the accompanying balance sheet of 2TheMart.com, Inc. (a development stage enterprise) as of June 30, 1999, and the related statement of operations, stockholders' equity and cash flows for the period from January 8, 1999 (inception) through June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 2TheMart.com, Inc. as of June 30, 1999, and the results of its operations and its cash flows for the period from January 8, 1999
(inception) through June 30, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is not yet generating revenues and, as shown in the financial statements, has incurred losses in its development stage. Also, as discussed in Note 4, the Company has incurred substantial obligations and will need to raise additional capital to complete its development activities. These factors, among others as discussed in Note 3, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are also discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GRANT THORNTON LLP

August 24, 1999
Irvine, California

                             2TheMart.com, Inc.
                     (a Development Stage Enterprise)
                               Balance Sheet
                               June 30, 1999
----------------------------------------------------------------

Assets

Cash and cash equivalents                      $   2,110,252
                                                   ---------
  Total current assets                             2,110,252

Property and equipment
  Computer hardware and software                      846,138
  Furniture, fixtures and other office equipme        210,320
  Tenant improvements                                  59,637
  Less:  accumulated depreciation                     (10,938)
                                                   -----------
                                                    1,105,157

Deposits                                            2,072,026
                                                   -----------

Total Assets                                   $    5,287,435
                                                   ===========

Liabilities and Stockholders' Equity

Accounts payable                               $      510,759

Other accrued liabilities                              84,544
  Total current liabilities                           595,303

Stockholders' Equity
Preferred stock, par value $0.0001; 25,000,000
  shares authorized; none issued and outstanding          -

Common stock, par value $0.0001; 50,000,000
  shares authorized;  25,041,930 issued
  and outstanding                                       2,504

Additional paid-in capital                          9,798,787

Deferred compensation expense                      (3,195,856)

Deficit accumulated during the development stage   (1,913,303)
                                                    ---------
                                                    4,692,132
                                                    ---------

Total Liabilities and Stockholders' Equity      $   5,287,435

                                                    =========


                       2TheMart.com, Inc.
                (a Development Stage Enterprise)
                     Statement of Operations
    For the Period January 8, 1999 (inception) to June 30, 1999


Interest income                                    $     86,726

General and administrative
  Employee compensation                                 448,768
  Compensatory stock and option issuances               809,928
  Professional fees                                     232,375
  Rent                                                   87,052
  Other                                                 421,906
                                                   -------------
                                                      2,000,029
                                                   -------------

Net loss                                           $ (1,913,303)
                                                   =============
Basic and diluted loss per common share            $      (0.08)
                                                   =============

Basic and diluted weighted average shares
 outstanding				   23,665,432
                                                   =============


                                                   2TheMart.com, Inc.
                                           (a Development Stage Enterprise)
                                           Statement of Stockholders' Equity
                               For the Period January 8, 1999 (inception) to June 30, 1999

                                                                          Deferred       Deficit
                                                                        Compensation   Accumulated
                                                               Additional  Related to    During the
                                         Common stock           paid-in      Option      Development
                                       Shares      Amount       capital     Issuances       Stage       Total
                                     ----------------------    ---------    ----------   -----------  ---------
Shares issued in conjunction
 with merger                         17,800,000 $     1,780    $       -                              $   1,780

Common stock before merger            2,291,850         229         (229)                                   -

Private placement offerings of
 common stock:
 Private placement issuance
  under Ruling 504                    1,004,167         100      979,902                                980,002
 Private placement issuance
  under Ruling 506:
   Shares issued at $1 per            3,420,000         342    3,312,983                              3,313,325
   Shares issued at $5 per              300,080          30    1,500,370                              1,500,400

Issuances of common stock
 for consulting services                225,833          23      264,155                                264,178

Issuances of stock options
 for employee compensation                                     3,741,606   (3,195,856)                  545,750

Net loss                                                                                (1,913,303)  (1,913,303)
                                     ----------  ----------   ----------  ------------  -----------  -----------
Balance, June 30, 1999               25,041,930 $     2,504  $ 9,798,787  $(3,195,856  $(1,913,303) $ 4,692,132
                                     ==========  ==========   ==========  ============  ===========  ===========

                             2TheMart.com, Inc.
                    (a Development Stage Enterprise)
                        Statement of Cash Flows
       For the Period January 8, 1999 (inception) to June 30, 1999

Cash Flows From Operating Activities:
Net loss                                                $   (1,913,303)
Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation and amortization                                 10,938
  Compensation expense - stock options                         595,303
  Issuances of common stock
    for services                                               264,178
  (Decrease) increase in cash attributable to changes
    in assets and liabilities:
    Deposits                                                    72,026
    Accounts payable                                           595,303
                                                         --------------
Net cash used in operating activities                       (  569,160)
Cash Flows From Investing Activities:
Purchases of property and equipment                         (1,116,095)
                                                         --------------
Deposit on equipment purchases                              (2,000,000)
                                                         --------------
Net cash used in investing activities                       (3,116,095)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock                       5,795,507
                                                         --------------
Net Increase in Cash and Cash Equivalents                    2,110,252
Cash and Cash Equivalents, beginning of year             --------------
Cash and Cash Equivalents, end of period               $     2,110,252
                                                         ==============

                          2TheMart.com, Inc.
                   (a Development Stage Enterprise)
                     Notes to Financial Statements





Note 1 - Organization and Basis of Presentation

     The Company

     2TheMart.com, Inc., an Oklahoma corporation, ("2TheMart" or the "Company") is a development stage, internet-based electronic commerce company. The Company's year end is December 31, 1999. The Company has contracted with an unrelated party to develop and launch a business-to-consumer and person-to-person trading community on the internet. The Company plans on developing an electronic commerce site in which buyers and sellers will be brought together to buy and sell a variety of goods such as antiques, coins, collectibles, computers, memorabilia, stamps, toys and more in an auction format. Once fully functional, the 2TheMart service will enable sellers to list items for sale, buyers to bid on those items and allow 2TheMart users to browse through all items in a fully automated, topically arranged online service.

     Reorganization

     In December 1998, CD-Rom Yearbook Company, Inc. an Oklahoma corporation, ("CD-Rom") entered into a merger agreement to acquire all of the outstanding common stock of 2TheMart-Nevada, a Nevada corporation, in a transaction described as a reverse merger. The merger became effective on January 8, 1999. The surviving entity, CD-Rom, changed its name to 2TheMart.com, Inc. The transaction has been treated as a recapitalization of 2TheMart-Nevada.

     Immediately prior to the merger, CD-Rom had 2,291,850 shares of common stock outstanding. As part of the reorganization and stock purchase agreement, CD-Rom issued an additional 17,800,000 shares to the shareholders of 2TheMart-Nevada in exchange for all of the shares of 2TheMart-Nevada. In addition, options to purchase
     2.5 million shares of the Company's Common Stock at an exercise price of $3.00 were issued to the previously controlling shareholder of CD-Rom and 1.2 million of the previously issued CD-Rom shares were placed in escrow, to be distributed to the 2TheMart-Nevada shareholders upon the occurrence of certain events.

Note 2 - Summary of Significant Accounting Policies

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

     Cash and Cash Equivalents - Cash equivalents consist of money market funds whose fair value approximates cost and are readily redeemable.

     Concentration of Credit Risk - Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. Cash and cash equivalents are deposited with high credit, quality financial institutions.

     Property  and  Equipment  -  Depreciation  and  amortization  are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes.

     Income Taxes - Deferred tax assets and liabilities are recognized for the future consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of the deferred items is based on enacted tax laws. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

     Deferred Compensation Related to Stock Option Issuances - The Company granted certain options to officers and employees at exercise prices which were less than the fair value of such shares. Amounts recorded as deferred compensation are amortized over the appropriate service period based upon the vesting schedule for such grants (generally four years).

     Fair Value of Financial Instruments - The Company is required to estimate the fair value of all financial instruments included on its balance sheet at June 30, 1999. The Company considers the carrying value of such amounts in the financial statements (cash and cash equivalents) to approximate their fair value due to the relatively short period of time between origination of the instruments and their expected realization and interest rates, which approximate current market rates.

     Earnings per Share - Basic net income per share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Incremental common shares issuable upon the exercise of stock options and warrants, are included in the computation of diluted net income (loss) per share to the extent such shares are dilutive.

Note 3 - Development Stage Enterprise and Going Concern

     Since January 8, 1999 (inception), the Company has been in the development stage and its principal activities have consisted of raising capital and developing its internet-based electronic commerce website.

     The accompanying financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company is not yet generating revenues from website operations and, at June 30, 1999, had accumulated a deficit from its operating activities. Continuation of the Company as a going concern is dependent upon, among other things, obtaining additional capital, meeting other obligations under various agreements and achieving satisfactory levels of profitable operations. The financial statements do not include any adjustments relating to the realization of assets and liquidation of liabilities that might be necessary should the Company be unable to continue as a going concern.

     The Company is currently raising additional funds through an ongoing private offering (see Note 9). Management intends to seek additional financing through future private placement offerings. Management is also seeking equipment financing or a leasing transaction to complete the acquisition of its computer hardware.

Note 4 - Commitments

     The  Company  has entered into contracts with an unrelated party for the acquisition of computer hardware and its electronic commerce site. The total amount of these contracts is approximately $10.3 million, of which $2.5 million (including a deposit of $2.0 million) had been paid as of June 30, 1999.

     In February 1999, the Company entered into five-year guaranteed employment agreements with its president and its chief executive officer. Under the agreements, each individual is entitled to a severance payment equal to the greater of (i) the sum equivalent of the balance of salary due to be paid under the agreement or
     (ii) 300% of the individual's base salary. In addition, certain employees have been granted employment agreements which provide for up to six months severance pay in the event of termination without cause.

     In June 1999, the Company entered into a one year agreement with USWeb/CKS to develop and implement the marketing programs and strategies of the Company's website. The Company is obligated to pay $86,000 per month.

     The Company conducts a substantial portion of its operations utilizing leased office space, office equipment and communications equipment. Some of the operating leases provide that the Company pay taxes, maintenance, insurance and other occupancy expense applicable to leased premises. Generally, the leases provide for renewal for various periods at stipulated rates. Future minimum payments due under operating leases are as follows:

               Six Months
                  Ended
              December 31,
              ------------
                  1999                       $  241,874

               Year Ended
              December 31,
              ------------
                  2000                          483,748
                  2001                          252,369
                  2002                           30,609
                  2003                            4,632
                  2004                            1,544
                                             ----------
                                             $1,014,776
                                             ==========
Note 5 - Shareholders' Equity

     Preferred Stock

     The Company's Articles of Incorporation authorize the issuance of 25,000,000 shares of preferred stock, $0.0001 par value. As of June 30, 1999, there were no issued and outstanding shares of Preferred Stock. The Company's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to be determine the voting rights, preferences as to dividends and liquidation, conversation, conversion rights, and other rights of such series.

     Common Stock

     The Company's Articles of Incorporation authorizes the issuance of 50,000,000 shares of Common Stock, $0.0001 par value per share, of which 25,041,930 shares were outstanding as of June 30, 1999. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have no cumulative voting rights.
     Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive rights to purchase the Company's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of Common Stock are fully paid and non-assessable.

Note 6 - Earnings Per Share

     The following table sets forth the computation of basic and diluted earnings per share for the period January 8, 1999 (inception) to June 30, 1999:

        Numerator:
            Numerator for basic and diluted  earnings     $
            per share - net loss                           (1,913,303)

        Denominator:
            Denominator for basic and diluted earnings per share
            - weighted average shares outstanding
                                                           23,665,432

   Options  to purchase 2,773,200 shares of common stock ranging  from
   $3.00  -  $12.25 a share were outstanding at June 30,  1999.   Such
   options were not included in the computation of diluted earnings per share because they were antidilutive.

Note 7 - Stock Options and Warrants

    The Company accounts for its stock option plan in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. Had compensation cost for the stock option plan been determined based on the fair value at the grant date consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net loss and net loss per share would have been the pro forma amounts indicated below:

                                             For the Period
                                             January 8, 1999
                                             (inception) to
                                              June 30, 1999
                                             ---------------
                 Actual net loss                 $1,913,303
                 Pro forma net loss              $1,791,628

                 Actual net loss per share            $(.08)
                 Pro forma net loss per share         $(.08)


    The fair value of each option grant was estimated at the grant date using the Black-Scholes option-pricing model for the period January 8, 1999 (inception) to June 30, 1999, assuming a risk-free interest rate of 6%, volatility of 61%, zero dividend yield, and an expected life of 6 years.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options and warrants which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options and warrants have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    A summary of the status of the company's options as of June 30, 1999 and changes during the period January 8, 1999 (inception) to June 30, 1999 is presented below.

                                  Exercise Price     Weighted Average
                                    per Share         Exercise Price        Shares
                               --------------     ----------------    ------------
    Granted
                Above FMV                 $3.00          $3.00           2,500,000
                Below FMV         $5.00 - 10.00          $5.87             273,500
                At FMV                   $12.25         $12.25                 200

                                                                         ------------
    Options outstanding at
    June 30, 1999                                        $3.28           2,773,700
                                                                         ============

    Options exercisable at
    June 30, 1999                         $5.00           $5.00              12,500
    Weighted-average fair
    value of options granted
    during the year                                       1.87


    The following table summarizes information concerning options outstanding at June 30, 1999:


                                  Total Outstanding                         Exercisable
              ---------------------------------------------------------  ---------------
                                                                                Weighted
       Range of                        Weighted       Weighted                  Average
       Exercise          Number        Average        Average       Number      Exercise
        Prices         of Shares    Remaining Life    Exercise    of Shares     Price

       $3.00 -  8.00     2,765,000       6.00            $3.26       12,500      $5.00
      $10.00 - 12.25         8,700       6.00           $10.05           -         -
                       -----------                                 ----------

                         2,773,700                                   12,500
                       ===========                                 ==========

     The Company has committed to issue a warrant for 125,000 common shares at $5 per share for services received in connection with a private placement offering.

Note 8 - Income Taxes

     As of June 30, 1999, the Company had net deferred tax assets of approximately $765,321, which has been offset in full by a valuation allowance as the Company is still in the development stage and has not generated any revenue or income. This deferred tax asset is comprised of unused federal and state net operating losses and credits that can be used to reduce taxes through 2019 for federal and 2004 for state purposes.

Note 9 - Subsequent Events

     In August 1999, the Company issued 53,000 shares of "restricted" common stock to four accredited investors at a price of $10.00 per share pursuant to an ongoing private offering of the Company's Common Stock, resulting in net proceeds of approximately $530,000 to the Company.

     In August 1999, the Company received a short-term loan from a shareholder in the amount of $500,000. The loan bears interest at 12% per annum and is due and payable on or before October 18, 1999. The loan is collateralized by an agreement to issue 100,000 shares of restricted common stock of the Company.